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                                                                     EXHIBIT 3.4

                       INTRABIOTICS PHARMACEUTICALS, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

     INTRABIOTICS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") by the Certificate of Incorporation of the Corporation and by Section 151(g) of the Delaware General Corporation Law, on January 27, 2003, the Board of Directors adopted the following resolutions, creating a series of shares of convertible Preferred Stock, designated as "Series A Convertible Preferred Stock:"

          "RESOLVED, that pursuant to the authority vested in the Board of Directors of INTRABIOTICS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware by the Certificate of Incorporation of the Corporation (the "CERTIFICATE OF INCORPORATION"), the Board of Directors does hereby provide for the authorization and issuance of a series of convertible Preferred Stock, par value $.001 per share, of the Corporation, to be designated "Series A Convertible Preferred Stock," initially consisting of 350 shares, and does hereby fix and herein state and express the designations, powers, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, as follows:

     Section 1. Designation and Amount. Three hundred fifty (350) shares of Preferred Stock are designated Series A Convertible Preferred Stock (the "SERIES A PREFERRED"), with the rights, preferences, privileges and restrictions specified herein.

     Section 2. Dividends. Holders of the Series A Preferred shall be entitled to the following dividend rights:

          a. Series A Dividends. Holders of Series A Preferred on the applicable Dividend Record Date (as defined below), in preference to the holders of any other stock of the Corporation ranking junior in right of payment of dividends, including, without limitation, the Corporation's Common Stock (the "COMMON STOCK") (stock of the Corporation being junior to the Series A Preferred with respect to voting, dividends or liquidation preferences, as the case may be, being referred to herein as "JUNIOR STOCK"), shall be entitled to receive, but only out of funds that are legally available therefor, cumulative dividends, payable quarterly on March 31, June 30, September 30 and December 31 of each year commencing on June 30, 2003 (each such date being referred to herein as a "DIVIDEND PAYMENT DATE"), at the rate of eight percent (8%) per annum of the Original Issue Price (as defined below) on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like

                                       1.
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with respect to such shares), in the form of shares of Common Stock. The number of shares of Common Stock issuable to each holder of Series A Preferred shall be equal to the quotient obtained by dividing the aggregate amount of dividends such holder is entitled to receive by the per share Computed Price (as defined below). The Corporation shall, in lieu of issuing any fractional shares, pay cash to such holders for such fractional shares. The "ORIGINAL ISSUE PRICE" of the Series A Preferred shall be $10,000.00. The "DIVIDEND RECORD DATE" shall mean, with respect to any Dividend Payment Date, the date that is ten (10) business days prior to such Dividend Payment Date. The "COMPUTED PRICE" of one share of Common Stock shall mean the average of the closing sale prices (or the closing bids, if no sales were reported) of the Common Stock on The Nasdaq National Market, if the Common Stock is traded on such market, for the five (5) trading days immediately preceding and ending on the last trading day prior to the applicable Dividend Payment Date. If the Common Stock is not traded on The Nasdaq National Market, the Computed Price shall be determined by reference to the closing sale prices (or the closing bids, if no sales were reported) of the Common Stock on the Nasdaq SmallCap Market, OTC Bulletin Board, Pink Sheets or on any other exchange on which the Common Stock is listed or traded, whichever is applicable. In the absence of such markets for the Common Stock, the Computed Price shall be determined in good faith by the Board of Directors.

               b. Limitations on Dividends. So long as any shares of Series A Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on Junior Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Stock unless and until all accrued or declared and unpaid dividends on the Series A Preferred shall have first been paid or declared and set apart; provided, however, that the foregoing shall not be deemed to prohibit the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

     In the event that the payment of dividends in the form of shares of Common Stock as provided for in Section 2(a) above would cause (A) a holder of Series A Preferred to beneficially own (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) in excess of 19.9% of the Corporation's Common Stock (treating outstanding shares of Series A Preferred as if converted) outstanding as of the applicable Dividend Record Date or (B) the total number of shares issued or deemed issued under the Preferred Stock and Warrant Purchase Agreement dated February ___, 2003, pursuant to which shares of Series A Preferred are being sold and issued (the "PURCHASE AGREEMENT"), to exceed 19.9% of the Corporation's issued and outstanding shares of Common Stock on the date of the Purchase Agreement without first obtaining stockholder approval (in accordance with the requirements of The Nasdaq Stock Market for purposes of Rule 4350(i)(1)(B) or Rule 4350(i)(1)(D) thereof, as applicable), then the Corporation shall not pay such dividends and such dividends shall accrue and be paid at the earliest time, and from time to time, on which the Corporation is legally able to pay such dividends without violating the applicable requirements of The Nasdaq Stock Market.

               c. Common Stock Dividends. In the event dividends are paid on any share of Common Stock, other than in the form of shares of Common Stock pursuant to Section 4.f, the

                                       2.
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Corporation shall pay an additional dividend on all outstanding shares of Series
A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

               d. Waiver. The holders of the Series A Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

     Section 3. Liquidation Rights.

          a. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION EVENT"), before any distribution or payment shall be made to the holders of any Junior Stock, each holder of Series A Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, an amount per share of Series A Preferred equal to the Original Issue Price plus all accrued or declared and unpaid dividends, such and only such dividends to be payable in cash, on the Series A Preferred, if any, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date that shares of Series A Preferred are first issued (the "ORIGINAL ISSUE DATE")) for each share of Series A Preferred held by such holder. If, upon any such liquidation, dissolution or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3.a, then such assets (or consideration) shall be distributed among the holders of the Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full liquidation preference of the Series A Preferred as aforesaid, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed to the holders of any Junior Stock in accordance with the Certificate of Incorporation and any other Certificate of Designations creating a series of Preferred Stock or any similar stock.

          b.   Deemed Liquidation.

               (i) For purposes of Section 3.a, the holders of not less than a majority of the then outstanding Series A Preferred may elect to have treated as a Liquidation Event: (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions that have been approved by the Board of Directors of the Corporation (including, without limitation, any reorganization, merger or consolidation, other than with a wholly-owned subsidiary corporation or solely for the purposes of changing the domicile of the Corporation), or (B) a sale, transfer or disposition of all or substantially all of the shares or assets of the Corporation by a means of any transaction or series of related transactions that have been approved by the Board of Directors of the Corporation (including, without limitation, any reorganization, merger or consolidation, other than with a wholly-owned subsidiary corporation or solely for the purposes of changing the domicile of the Corporation); unless the Corporation's stockholders as constituted immediately prior to such transaction will, immediately after such

                                       3.
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transaction (by virtue of securities issued as consideration for the transaction) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

               (ii) In the event of an election made pursuant to Section 3.b(i), the value of any non-cash consideration received by the Corporation will be deemed to be its fair market value (as determined in good faith by the Board of Directors). Any securities to be delivered to the holders of Series A Preferred or Common Stock, as the case may be, shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         1) If traded on a securities exchange or through The
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading days ending three (3) trading days prior to the closing;

                         2) If actively traded over-the-counter, the value shall
be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading days ending three (3) trading days prior to the closing; and

                         3) If there is no active public market, the value shall
be the fair market value thereof (as determined in good faith by the Board of Directors).

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in A(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders of at least two-thirds (2/3) of the Series A Preferred then outstanding provided that if the Board of Directors and the holders of at least two-thirds (2/3) of the Series A Preferred then outstanding are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

               (iii) In the event the requirements of this Section 3 are not complied with, the Corporation shall either:

                    (A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

                    (B) cancel such transaction, in which event the respective rights, preferences and privileges of the holders of Series A Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior thereto.

     Section 4. Conversion. The holders of the Series A Preferred shall have conversion rights as follows:

                                       4.
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          a.   Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate then in effect (determined as provided in Section 4.b below) by the number of shares of Series A Preferred being converted.

          b. Conversion Rate. The Conversion Rate for Series A Preferred in effect at any time for conversion of the Series A Preferred (the "CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price by the Conversion Price, calculated as provided in Section 4(c) below.

          c. Conversion Price. The Conversion Price for the Series A Preferred shall initially be equal to ninety-two percent (92%) of the Closing Price (as defined below) (the "CONVERSION PRICE"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted. The "CLOSING PRICE" shall be the lesser of (i) the average of the closing sale prices (or the closing bids, if no sales were reported) of the Common Stock as reported on The Nasdaq National Market for the five (5) trading days immediately preceding and ending on the last trading day prior to the date of execution of the Purchase Agreement and (ii) the average of the closing sale prices (or the closing bids, if no sales were reported) of the Common Stock as reported on The Nasdaq National Market for the five (5) trading days immediately preceding and ending on the last trading day prior to the date of the Company's stockholders meeting at which the issuance of the Series A Preferred is approved; provided, however, that if the Corporation has not effected a reverse stock split of the Corporation's outstanding Common Stock within the range of 1-for-8 to 1-for 12 (the "Reverse Split") at least three (3) trading days prior to the beginning of the five (5) trading day range described in clause (ii) immediately above, then such five (5) trading day range shall not commence until the date that is the fourth trading day after the effectiveness of the Reverse Split.

          d. Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that it elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Series A Preferred or in payment of dividends hereunder, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, and in accordance with applicable law, the Corporation shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or dividend payment to the holder, by

                                       5.

crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The parties agree to coordinate with DTC to accomplish this objective. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          e. Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.e shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or other distribution to the holders of Common Stock (without a corresponding payment to the holders of Series A Preferred) in additional shares of Common Stock, the Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

               (i) The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

                    (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                    (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

               (ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

               (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4.f to reflect the actual payment of such dividend or distribution.

                                       6.

          g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person or the sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER") (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4) (a "CAPITAL REORGANIZATION"), as a part of such Capital Reorganization, provision shall be made so that each holder of Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the kind and amount of stock and other securities and property receivable upon such Capital Reorganization by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such Capital Reorganization, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the Capital Reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          i. Ownership Limitation. In the event that the effect of any provision set forth in this Section 4 would cause (A) a holder of Series A Preferred to beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) in excess of 19.9% of the Corporation's Common Stock (treating outstanding shares of Series A Preferred as if converted) outstanding as of the applicable effective date or (B) the total number of shares issued or deemed issued under the Purchase Agreement would exceed 19.9% of the Corporation's issued and outstanding shares of Common Stock on the date of the Purchase Agreement without first obtaining stockholder approval (in accordance with the requirements of The Nasdaq Stock Market for purposes of Rule 4350(i)(1)(B) or Rule 4350(i)(1)(D) thereof, as applicable), then the Corporation shall not be required to take any action or make any adjustment with respect to the Series A Preferred until such time as such action could be taken or such adjustment could be made without the violation of applicable requirements of The Nasdaq Stock Market.

          j. No Impairment. Without the consent of the holders of the then outstanding Series A Preferred as required under Section 5.c, the Corporation will not, by

                                       7.

amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

          k. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

          l. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred all notices, materials, proxy statements, information statements and any other documents (including information that is reasonably sufficient to enable such holders of Series A Preferred to make a determination as to whether it would be to their advantage to convert their shares of Series A Preferred to shares of Common Stock pursuant to this Section 4 prior to any transaction listed in (ii) above) distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such methods as such documents are distributed to such holders of Common Stock.

          m.   Automatic Conversion.

               (i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Rate, on the tenth (10th) day after the day that the closing sale price (or the closing bid, if no sales were reported) of the Common Stock on The Nasdaq National Market has reached four (4) times the Closing Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock) and remained at such level or higher for twenty
(20) consecutive trading days (the "TRIGGER PRICE LEVEL"); provided that such Trigger Price Level shall have been reached after the earlier to occur of (A) the unblinding and the public announcement of the results of the Corporation's Phase II/III clinical trial of iseganan HCl for the prevention of ventilator-associated pneumonia or (B) the second anniversary of the Original Issue Date.

                                       8.

               (ii) Upon a conversion in accordance with Section 4.m(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Series A Preferred, provided the Corporation's transfer agent is participating in the DTC FAST program, upon request of the holder, and in accordance with applicable law, the Corporation shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion to the holder, by crediting the account of the holder's prime broker with DTC through its DWAC system. The parties agree to coordinate with DTC to accomplish this objective.

          n. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

          o. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          p. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class

                                       9.

registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three (3) business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed,
(iii) if delivered by International Federal Express, two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          q. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

     Section 5. Voting Rights.

          a. General Rights. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class. Solely for the purposes of the voting rights pursuant to this Section 5, each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted based on a conversion price equal to the closing bid price of the Common Stock on The Nasdaq National Market on the date the Purchase Agreement is signed (as adjusted for stock splits, reverse stock splits or other similar event affecting the Series A Preferred after the filing date hereof) and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of shares of Series A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation.

          b. Election of Directors. So long as at least 100 shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof) remain outstanding, (A) the holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors of the Corporation at each meeting of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors and (B) the holders of Common Stock and Series A Preferred, voting together as a single class on an as-is-converted basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.

     Notwithstanding anything set forth in this Section 5.b to the contrary, in the event that the total number of shares of Series A Preferred (on an as-is-converted basis) issued or issuable pursuant to the Purchase Agreement is subject to the limitation of no greater than 19.9% of the Corporation's issued and outstanding shares of Common Stock on the date of the Purchase

                                      10.

Agreement (in accordance with the requirements of The Nasdaq Stock Market for purposes of Rule 4350(i)(1)(D) thereof), then for so long as at least 100 shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof) remain outstanding, (A) the holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect one (1) member of the Board of Directors of the Corporation at each meeting of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director and (B) the holders of Common Stock and Series A Preferred, voting together as a single class on an as-is-converted basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

          c. Separate Vote of Series A Preferred. For so long as at least 100 shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

               (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred so as to affect them adversely;

               (ii) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to the Series A Preferred in right of liquidation preference, voting or dividends; and

               (iii) Prior to the second (2nd) anniversary of the Original Issue Date, any merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation or for the purposes of changing the domicile of the Corporation) or the completion of any transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the Corporation is transferred or any Asset Transfer.

     Section 6. No Reissuance of Series A Preferred . No shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued."

                                      11.

     IN WITNESS WHEREOF, said INTRABIOTICS PHARMACEUTICALS, INC. has caused this Certificate of Designation to be signed by its Chief Executive Officer as of May 1, 2003.

                                INTRABIOTICS PHARMACEUTICALS, INC.

                                By: /s/ Henry J. Fuchs
                                    -------------------------------
                                    Name: Henry J. Fuchs, M.D.
                                    Title: Chief Executive Officer

                                      12.